Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-8452
e: laurie.stacy@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS FIRST QUARTER FISCAL 2015 COMPARABLE CASH EPS GROWTH OF 6.2% TO $2.39

ROANOKE, Va., May 21, 2015 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the first quarter ended April 25, 2015. First quarter comparable cash earnings per diluted share (Comparable Cash EPS) were $2.39, an increase of 6.2% versus the first quarter last year. These first quarter comparable results exclude $0.11 of amortization of acquired intangible assets and integration costs of $0.28 primarily associated with the acquisition of General Parts International, Inc. (General Parts).

Comparable First Quarter Performance Summary (1,2)

	Sixteen Weeks Ended
	April 25, 2015	April 19, 2014

Sales (in millions)	$3,038.2	$2,969.5

Comp Store Sales %	0.7%	2.4%

Gross Profit (in millions)	$1,393.9	$1,353.1

Comparable SG&A (in millions)	$1,085.6	$1,068.7

Comparable Operating Income (in millions)	$308.3	$284.4

Comparable Cash EPS	$2.39	$2.25

Avg Diluted Shares (in thousands)	73,653	73,355

(1)
Fiscal 2015 and 2014 include certain non-comparable expenses. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the sixteen weeks ended April 25, 2015 and April 19, 2014, respectively, have been reported on a comparable basis to exclude General Parts integration and store consolidation costs of $32.7 million and $15.5 million, respectively, and General Parts amortization of acquired intangible assets of $13.0 million and $13.1 million, respectively. For a better understanding of the Company's comparable results, refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

(2)
Consistent with its comparable store sales policy, the Company has included the sales from the Carquest stores and Worldpac branches in its comparable store sales beginning with the Company's second fiscal period of 2015.

“I would like to thank all our Team Members for their hard work during the first quarter of 2015,” said Darren R. Jackson, Chief Executive Officer. “As we enter our second year of the General Parts integration, we remain very confident with the growth, service and earnings potential of the combined companies. We have undertaken the industry’s largest acquisition and just completed our heaviest quarter of integration activities to-date. Our first quarter comparable store sales increased 0.7% and Comparable Cash EPS grew 6.2% to $2.39. While these results did not meet our high expectations, we remain confident in our integration plan and are focused on executing the foundational work necessary to deliver the full potential of the combination. ”

First Quarter 2015 Highlights

Total sales for the first quarter increased 2.3% to $3.04 billion, as compared with total sales during the first quarter of fiscal 2014 of $2.97 billion. The sales increase was driven by the addition of new stores over the past 12 months and a comparable store sales increase of 0.7%. Our sales were unfavorably impacted primarily from integration activities and unfavorable weather.

The Company's Gross Profit rate was 45.9% of sales during the first quarter as compared to 45.6% during the first quarter last year. The 31 basis-point increase in gross profit rate was primarily due to achieved merchandise cost synergies partially offset by the costs from our new Hartford, CT distribution center, which opened in late 2014.

The Company's Comparable SG&A rate was 35.7% of sales during the first quarter as compared to 36.0% during the same period last year. The 26 basis-point decrease was primarily the result of achieved cost synergies and lower incentive compensation partially offset by slightly higher advertising expenses. On a GAAP basis, the Company's SG&A rate was 37.2% of sales during the first quarter as compared to 37.0% during the same period last year.

The Company's Comparable Operating Income was $308.3 million during the first quarter, an increase of 8.4% versus the first quarter of fiscal 2014. As a percentage of sales, Comparable Operating Income in the first quarter was 10.1% compared to 9.6% during the first quarter of fiscal 2014. On a GAAP basis, the Company's operating income during the first quarter of $262.5 million increased 2.6% versus the first quarter of fiscal 2014. On a GAAP basis, the Operating Income rate was 8.6% during the first quarter as compared to 8.6% during the first quarter of fiscal 2014.

Operating cash flow increased approximately 26.0% to $102.2 million in the first quarter of fiscal 2015 from $81.1 million in the first quarter of fiscal 2014. Free cash flow increased to $45.2 million in the first quarter of fiscal 2015 from $20.6 million in the first quarter of fiscal 2014. Capital expenditures in the first quarter of fiscal 2015 were $57.0 million as compared to $60.5 million for the first quarter of fiscal 2014.

“Our first quarter results were softer than we expected primarily driven by the change impacts of our integration activities,” said Mike Norona, Executive Vice President and Chief Financial Officer. "Despite the softness, we were pleased that we delivered our synergy expectations and grew our Comparable Operating Income 8.4%."

2015 Full-Year Outlook

The Company’s integration activities have progressed to the operational phase of aligning the Company’s people, processes, systems and capabilities to a common foundation. These integration activities are an integral and necessary next step for the Company to leverage the full potential of the acquisition. In the first quarter of 2015, the Company executed a number of simultaneous customer-facing organizational changes including product and price alignment, integrating field organizational structures, aligning compensation programs and changing aspects of its customer processes. These activities were more taxing on the Company and impacted the first quarter results.

"Turning to the balance of the year, we do expect to see some continued short term business volatility from our integration activities, given that these changes were sequenced throughout the first quarter and our teams were still working through the changes as we exited the quarter," said Mike Norona, Executive Vice President and Chief Financial Officer. "It is prudent to build in the earnings miss we experienced in our first quarter and also factor in some continued integration headwinds into our results, primarily impacting commercial sales. We now expect our annual comparable store sales to be at the low end of the previously communicated range. As part of this outlook, we expect our share count to be 73.7 million shares, our tax rate to be in the range of 37.5% - 38% and our full-year interest expense to be approximately $64 million. As a result, we are revising our full year comparable cash EPS outlook down to $8.10 to $8.30. We are confident in our team’s ability to execute and our revised full year outlook reflects our best view of the short term change impacts from the integration. Our 2015 synergy estimates remain unchanged at $45M to $55M for the full year."

Store Information

As of April 25, 2015, the Company operated 5,235 stores and 115 Worldpac branches and served approximately 1,300 independently-owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the sixteen weeks ended April 25, 2015.

	AAP	AI	BWP	CARQUEST	WORLDPAC	Total

January 3, 2015	3,888	210	38	1,125	111	5,372
New	20	—	—	1	4	25
Closed	(6)	—	—	(1)	—	(7)
Consolidated	(1)	(25)	(2)	(12)	—	(40)
Converted	7	(4)	—	(3)	—	—
April 25, 2015	3,908	181	36	1,110	115	5,350

Dividend

On May 20, 2015, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on July 2, 2015 to stockholders of record as of June 19, 2015.

Annual Stockholders' Meeting Announcements

The Company held its annual meeting of stockholders on May 20, 2015. During the meeting, the following individuals were elected to serve on the Company's Board of Directors for the next year: John F. Bergstrom, John C.
Brouillard, Fiona P. Dias, John F. Ferraro, Darren R. Jackson, Adriana Karaboutis, William S. Oglesby, J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas, O. Temple Sloan III, and Jimmie L. Wade.

The Company's stockholders voted to approve the compensation of the Company's named executive officers. The stockholders also ratified the appointment by the Company's Audit Committee of Deloitte & Touche LLP as its independent registered public accounting firm for 2015. A majority of the shares voted were cast against an advisory proposal regarding the ability of stockholders to act by written consent.

Investor Conference Call
The Company will host a conference call on Thursday, May 21, 2015, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until May 21, 2016.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both the professional installer and do-it-yourself customers. As of April 25, 2015 Advance operated 5,235 stores and 115 Worldpac branches and served approximately 1,300 independently-owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada.  Advance employs approximately 74,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities
Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, guidance for 2015 financial performance, statements regarding the benefits and other effects of the acquisition of General Parts; the combined company’s plans, objectives and expectations; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, operating income, free cash flow, income tax rate, General Parts integration costs and store consolidation costs, synergies, expenses to achieve synergies, comparable cash earnings per diluted share for fiscal year 2015 and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Part’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 3, 2015 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 25, 2015	January 3, 2015	April 19, 2014

Assets

Current assets:
Cash and cash equivalents	$123,821	$104,671	$83,358
Receivables, net	631,926	579,825	574,998
Inventories, net	4,104,777	3,936,955	3,912,038
Other current assets	76,341	119,589	70,515
Total current assets	4,936,865	4,741,040	4,640,909

Property and equipment, net	1,397,950	1,432,030	1,425,923
Assets held for sale	615	615	615
Goodwill	993,276	995,426	1,025,239
Intangible assets, net	729,765	748,125	789,825
Other assets, net	88,224	45,122	44,434
	$8,146,695	$7,962,358	$7,926,945

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$587	$582	$70,865
Accounts payable	3,138,574	3,095,365	2,967,861
Accrued expenses	536,931	520,673	551,642
Other current liabilities	148,386	126,446	82,415
Total current liabilities	3,824,478	3,743,066	3,672,783

Long-term debt	1,609,687	1,636,311	2,001,740
Other long-term liabilities	565,942	580,069	585,791
Total stockholders' equity	2,146,588	2,002,912	1,666,631
	$8,146,695	$7,962,358	$7,926,945

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements. Certain balance sheet lines as of April 19, 2014 have been adjusted for opening balance sheet entries made subsequent to our first quarter ended April 19, 2014.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 25, 2015 and April 19, 2014
(in thousands, except per share data)
(unaudited)

	Q1 2015			Q1 2014
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$3,038,233	$—	$3,038,233	$2,969,499	$—	$2,969,499
Cost of sales	1,644,309	—	1,644,309	1,616,377	—	1,616,377
Gross profit	1,393,924	—	1,393,924	1,353,122	—	1,353,122
Selling, general and administrative expenses	1,131,396	(45,751)	1,085,645	1,097,320	(28,579)	1,068,741
Operating income	262,528	45,751	308,279	255,802	28,579	284,381
Other, net:
Interest expense	(21,777)	—	(21,777)	(23,642)	—	(23,642)
Other income, net	(1,908)	—	(1,908)	603	—	603
Total other, net	(23,685)	—	(23,685)	(23,039)	—	(23,039)
Income before provision for income taxes	238,843	45,751	284,594	232,763	28,579	261,342
Provision for income taxes	90,731	17,385	108,116	85,037	10,860	95,897
Net income	$148,112	$28,366	$176,478	$147,726	$17,719	$165,445

Basic earnings per share (b)	$2.02	$0.38	$2.40	$2.02	$0.24	$2.26
Diluted earnings per share (b)	$2.00	$0.39	$2.39	$2.01	$0.24	$2.25

Average common shares outstanding (b)	73,122	73,122	73,122	72,869	72,869	72,869
Average diluted common shares outstanding (b)	73,653	73,653	73,653	73,355	73,355	73,355

(a)
The comparable adjustments to Selling, general and administrative expenses for Q1 2015 include General Parts integration and store consolidation costs of $32.7 million and General Parts amortization of acquired intangible assets of $13.0 million. The comparable adjustments to Selling, general and administrative expenses for Q1 2014 include General Parts integration and store consolidation costs of $15.5 million and General Parts amortization of acquired intangible assets of $13.1 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At April 25, 2015 and April 19, 2014, we had 73,168 and 72,947 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 25, 2015 and April 19, 2014
(in thousands)
(unaudited)

	April 25, 2015	April 19, 2014

Cash flows from operating activities:
Net income	$148,112	$147,726
Depreciation and amortization	83,247	88,205
Share-based compensation	8,945	7,133
(Benefit) provision for deferred income taxes	(5,206)	5,202
Excess tax benefit from share-based compensation	(6,498)	(4,165)
Other non-cash adjustments to net income	6,189	1,247
Increase in:
Receivables, net	(53,526)	(45,507)
Inventories, net	(171,865)	(196,062)
Other assets	(845)	(16,458)
Increase (decrease) in:
Accounts payable	45,678	101,381
Accrued expenses	39,494	(10,739)
Other liabilities	8,486	3,168
Net cash provided by operating activities	102,211	81,131

Cash flows from investing activities:
Purchases of property and equipment	(57,038)	(60,529)
Business acquisitions, net of cash acquired	(433)	(2,056,937)
Proceeds from sales of property and equipment	295	33
Net cash used in investing activities	(57,176)	(2,117,433)
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	11,628	(5,796)
Net (payments) borrowings on credit facilities	(26,700)	1,019,000
Dividends paid	(8,813)	(8,781)
Proceeds from the issuance of common stock, primarily exercise of stock options	1,352	2,979
Tax withholdings related to the exercise of stock appreciation rights	(7,572)	(3,118)
Excess tax benefit from share-based compensation	6,506	4,165
Repurchase of common stock	(1,590)	(615)
Other	(118)	(232)
Net cash (used in) provided by financing activities	(25,307)	1,007,602

Effect of exchange rate changes on cash	(578)	(413)

Net increase (decrease) in cash and cash equivalents	19,150	(1,029,113)
Cash and cash equivalents, beginning of period	104,671	1,112,471
Cash and cash equivalents, end of period	$123,821	$83,358

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Sixteen Week Periods Ended
April 25, 2015 and April 19, 2014
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	April 25, 2015	April 19, 2014

Cash flows from operating activities	$102,211	$81,131
Purchases of property and equipment	(57,038)	(60,529)
Free cash flow	$45,173	$20,602

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to EBITDAR:
(In thousands, except adjusted debt to EBITDAR ratio)	Four Quarters Ended
	April 25, 2015	January 3, 2015
	(Four Quarters Ended)	(53 weeks)
Total debt	$1,610,274	$1,636,893
Add: Capitalized lease obligation (rent expense * 6)	3,127,428	3,038,904
Adjusted debt	4,737,702	4,675,797

Operating income	858,436	851,710
Add: Comparable adjustments (a)	99,417	82,234
Depreciation and amortization	280,351	284,693
EBITDA	1,238,204	1,218,637
Rent expense (less favorable lease amortization of $4,923 and $4,972, respectively)	521,238	506,484
EBITDAR	$1,759,442	$1,725,121

Adjusted Debt to EBITDAR	2.7	2.7

(a)
The comparable adjustments to the four quarters ended April 25, 2015 include General Parts integration and store consolidation costs of $99.4 million. The comparable adjustments to Fiscal 2014 include General Parts integration and store consolidation costs of $82.2 million.

NOTE: Management believes its Adjusted Debt to EBITDAR ratio (“leverage ratio”) is a key financial metric and believes its debt levels are best analyzed using this measure. The Company’s goal is to quickly pay down debt resulting from the GPI acquisition, get back to a 2.5 times leverage ratio and to maintain an investment grade rating. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

First Quarter Performance Summary on a GAAP Basis(a):

	Sixteen Weeks Ended
	April 25, 2015	April 19, 2014

Sales (in millions)	$3,038.2	$2,969.5

Comp Store Sales %	0.7%	2.4%

Gross Profit (in millions)	$1,393.9	$1,353.1

SG&A (in millions)	$1,131.4	$1,097.3

Operating Income (in millions)	$262.5	$255.8

Diluted EPS	$2.00	$2.01

Avg Diluted Shares (in thousands)	73,653	73,355

(a) These financial measures for the sixteen weeks ended April 25, 2015 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $32.7 million and General Parts amortization of acquired intangible assets of $13.0 million. These financial measures for the sixteen weeks ended April 19, 2014 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $15.5 million and General Parts amortization of acquired intangible assets of $13.1 million. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of our base business and is therefore useful for investors and prospective investors.